EXHIBIT 99.1

Contacts: MEDIA RELATIONS Jon Siegal Ronald Trahan Associates (RTA) Inc. (508) 647-9782, ext. 15	INVESTOR RELATIONS John McManus NeoTherapeutics Inc. (949) 788-6700, ext. 247

NeoTherapeutics announces no changes will be made to terms of warrants expiring in September 2001

      IRVINE, Calif., June 11, 2001 — NeoTherapeutics, Inc. (NASDAQ: NEOT, NEOTW) announced today that its board of directors has decided not to change the terms or expiration date of the Company’s publicly traded warrants. The warrants, which trade under the symbol NEOTW, are exercisable for one share of NeoTherapeutics common stock at an exercise price of $11.40 per share and expire on September 26, 2001.

      “Should the warrants expire without being exercised, they will represent a reduction of potential dilution to the benefit of existing shareholders. Further, their extension and repricing would create an accounting charge that would negatively impact our statement of operations, in addition to the monetary costs associated with this transaction and the problematic likelihood of their exercise,” stated Alvin J. Glasky, Ph.D., Chairman and Chief Executive Officer of NeoTherapeutics. “Exercise or expiration of these warrants will clean up our capital structure, which we believe will facilitate the further evolution of our financing strategy in further preparation for our next level of investment.

      NeoTherapeutics seeks to create value for stockholders through the development of central nervous system drugs by its neurology division, in-licensing and development of anti-cancer drugs through its NeoOncoRx subsidiary, and the licensing out of new drug targets through its NeoGene Technologies subsidiary. NeoTherapeutics is a biopharmaceutical company focused on the development of drugs for unmet medical needs. The Company’s most advanced drug, Neotrofin™, is currently being developed for Alzheimer’s disease and other neurodegenerative diseases, such as Parkinson’s disease and spinal cord injury. For additional information visit the Company’s web site at www.neotherapeutics.com.

      This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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